UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Valaris Limited

(Exact name of registrant as specified in its charter)

Bermuda	98-1589854
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Clarendon House, 2 Church Street Bermuda, Hamilton	HM 11
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, $0.01 par value per share	The New York Stock Exchange
Warrants to purchase Common Shares	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

Securities Act registration statement file number to which this form relates:

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

General

As previously reported, on August 19, 2020, Valaris plc (the “Predecessor”) and certain of the Predecessor’s wholly owned direct and indirect subsidiaries (together with the Predecessor, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases were jointly administered under the caption In re Valaris plc, et al. (the “Chapter 11 Cases”). On February 5, 2021, the Debtors filed the Debtor’s Fourth Amended Joint Chapter 11 Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code (as amended, modified or supplemented from time to time, the “Plan”).

On March 3, 2021, the Bankruptcy Court entered an order approving and confirming the Plan (the “Confirmation Order”), a copy of which was included as Exhibit 99.1 to Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2021 and which is incorporated herein by reference.

On April 30, 2021 (the “Effective Date”), the Debtors satisfied the conditions specified in the Confirmation Order and the Plan became effective.

Pursuant to the Plan and as part of the Debtors’ emergence from bankruptcy, Valaris Limited (the “Company”) was incorporated under the laws of Bermuda on January 19, 2021, as evidenced by the memorandum of association (the “Memorandum of Association”), and on such date and further on April 30, 2021 authorized new common shares, par value $0.01 per share (the “Common Shares”) and warrants (the “Warrants”) to purchase Common Shares. On the Effective Date, pursuant to the Plan, the Company issued an aggregate of approximately 75,000,000 Common Shares and 5,645,161 Warrants. This registration statement registers under Section 12(b) of the Securities Exchange Act of 1934, as amended, the Common Shares and the Warrants issued pursuant to the Plan. The Company has applied to list the Common Shares and the Warrants on The New York Stock Exchange under the symbols “VAL” and “VAL WS”, respectively.

Also on the Effective Date, the Company adopted its amended and restated bye-laws (the “Bye-laws”).

Authorized Capitalization

As of the Effective Date, the Company’s authorized share capital consists of 850,000,000 shares, which include 700,000,000 Common Shares and 150,000,000 preference shares, par value $0.01 per share.

Common Shares

A description of the Common Shares is contained in the Company’s Current Report on Form 8-K filed with the Commission on April 30, 2021, which description is incorporated herein by reference. The description of the Common Shares does not purport to be complete and is subject to our Memorandum of Association and the Bye-laws, copies of which are attached to this registration statement as Exhibits 3.1 and 3.2, respectively, and incorporated by reference herein. Additionally, the Bermuda Companies Act 1981 may contain provisions which affect the share capital of the Company.

Warrant Agreements

Pursuant to the Plan, on the Effective Date, the Company entered into a Warrant Agreement (the “Warrant Agreement”) with Computershare Trust Company, N.A.

A description of the material provisions of the Warrant Agreement is contained in the Company’s Current Report on Form 8-K filed with the Commission on April 30, 2021, which description does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, which is attached to hereto as Exhibit 4.1 and is incorporated by reference herein.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company entered into a registration rights agreement (the “Equity Registration Rights Agreement”) with certain holders of the Common Shares by and among the Company and the parties set forth therein. Additionally on the Effective Date, the Company entered into a registration rights agreement (the “Notes Registration Rights Agreement” and, together with the Equity Registration Rights Agreement, the “Registration Rights Agreements”) with certain holders of the New Secured Notes (as defined in the Plan) by and among the Company and the parties set forth therein.

A description of the material provisions of the Registration Rights Agreements is contained in the Company’s Current Report on Form 8-K filed with the Commission on April 30, 2021, which description does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreements, which are attached hereto as Exhibit 4.2 and 4.3, respectively, and are incorporated by reference herein.

Item 2.	Exhibits.

Exhibit Number	Name of Exhibit
2.1	Fourth Amended Joint Chapter 11 Plan of Reorganization of Valaris plc (n/k/a Valaris Limited) and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit A of Order Confirming Fourth Amended Joint Chapter 11 Plan of Reorganization, filed as Exhibit 99.1 to Legacy Valaris' Current Report on Form 8-K filed on March 5, 2021, File No . 001-08097).
3.1	Memorandum of Association of Valaris Limited (incorporated by reference to Exhibit 3.1 to Valaris Limited’s Current Report on Form 8-K filed on April 30, 2021).
3.2	Bye-laws of Valaris Limited (incorporated by reference to Exhibit 3.2 to Valaris Limited’s Current Report on Form 8-K filed on April 30, 2021).
4.1	Warrant Agreement, dated as of April 30,2021, between Valaris Limited and Computershare Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 10.1 to Valaris Limited’s Current Report on Form 8-K filed on April 30,2021).
4.2	Equity Registration Rights Agreement, dated as of April 30, 2021, by and among Valaris Limited and the other Holders signatory thereto (incorporated by reference to Exhibit 10.2 to Valaris Limited’s Current Report on Form 8-K filed on April 30, 2021).
4.3	Notes Registration Rights Agreement, dated as of April 30, 2021, by and among Valaris Limited and the other Holders signatory thereto (incorporated by reference to Exhibit 10.3 to Valaris Limited’s Current Report on Form 8-K filed on April 30, 2021).
99.1	Order Confirming Fourth Amended Joint Chapter 11 Plan of Reorganization (incorporated by reference to Exhibit 99.1 to Legacy Valaris’ Current Report on Form 8-K filed on March 5, 2021).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valaris Limited

By:	/s/ Jonathan Baksht
Name: Jonathan Baksht
Title: Authorized Signatory

Date: April 30, 2021